Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2013 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of First Financial Holdings, Inc. (a Delaware corporation) and subsidiaries (the “Company”) filed on March 18, 2013 on Form 10-K (File No. 13699124) for the year ended December 31, 2012. We hereby consent to  the incorporation by reference of said reports in the Registration Statements of First Financial Holdings, Inc., formerly known as SCBT Financial Corporation, on Form S-3 (File Nos. 333-172970 and 333-180325) and Form S-8 (File Nos. 333-26029, 333-26031, 333-26033, 333-33092, 333-80047, 333-86922, 333-90014, 333-103707, 333-103708, 333-115919, 333-182866 and 333-190228).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

October 11, 2013